UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                December 31, 1997
                        ---------------------------------
                        (Date of earliest event reported)

Commission File Number: 0-18201



                             EQUIVEST FINANCE, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

Florida                                                              59-2346270
-------------------------------           -------------------------------------
(State or other jurisdiction of           (I.R.S. Employer Identification  No.)
Incorporation or organization)

2 CLINTON SQUARE, SYRACUSE, NEW YORK                                      13202
----------------------------------------                             ----------
(Address of principal executive offices)                             (Zip code)

Registrant's telephone number, including area code:  (315) 422-9088


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

Item 5. Other Events

                                  PRESS RELEASE

                        Equivest Finance, Inc. Announces
                              Record 1997 Earnings

            Syracuse, New York, February 19, 1998. Equivest Finance, Inc. (NASD-EQUI) today announced record 1997 net income. Income before taxes for the full year-ended December 31, 1997, rose 103% to $3.42 million, from $1.69 million in 1996. Net income after taxes for 1997 was $3.23 million, up 95% over $1.66 million for 1996. Diluted earnings per share rose 114% to $0.15 in 1997, compared with $0.07 in 1996. At December 31, 1997, total reported net worth was $32.3 million, up almost 700% since year-end 1996.

      Fourth quarter income before taxes increased 117% to $1.01 million compared with $.47 million for the same period in 1996. Net income after tax for the quarter rose to $1.0 million, an increase of 76% over $.57 million in the same period for the previous year. Diluted earnings per share for the fourth quarter increased 100% to $0.04 from $0.02.

      As previously announced, during the fourth quarter the company completed a major recapitalization by exchanging approximately $25 million in debt for newly-issued common stock. This transaction, which was effective as of October 31, 1997, will reduce annual interest costs by approximately $1.9 million.

      Richard C. Breeden, Chairman and C.E.O. of Equivest, commented: "1997 was a watershed year for our shareholders. The company more than doubled diluted earnings per share while increasing net worth nearly seven fold. After tax net income jumped nearly 100%, while the company simultaneously bolstered its reserves. This reflects the company's commitment to the overall strength of its balance sheet."

      Total revenues for the year-ended December 31, 1997, increased 12% to $16 million, compared with $14.3 million for the comparable period in 1996. Total expenses for 1997 fell .2% compared with 1996. Fourth quarter revenues increased 18% to $4.4 million compared with the year-earlier period, while expenses increased 4% to $3.4 million. Originations rose 37% to $72 million for the year, compared with $52 million in 1996.

      Breeden also noted that: "The strong growth in the company's timeshare originations in 1997 reflects many factors, including financing facilities that enabled Resort Funding Inc., Equivest's wholly-owned subsidiary, to offer larger commitments and more flexible terms to our customers. This strong growth in new business, sharply reduced overall debt levels and reduced interest rates all contributed to the vigorous growth in earnings for our shareholders. Through Resort Funding, the company enjoys a prominent role in financing the timeshare industry."


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

            Equivest Finance, Inc. Annual and Fourth Quarter Results
                         Comparative Statement of Income
        (All numbers in 000's except number of shares and per share data)

                                                     Three months ended                       Year ended
                                                         December 31,                         December 31,
                                                       1997              1996                 1997             1996
                                                       ----              ----                 ----             ----
Revenues:
  Interest                                    $       4,102     $       3,543        $      15,109     $     12,998
  Gain on sale of contracts                               -                39                   30              422
  Other income                                          328               183                  825              843
                                           ----------------  ----------------     ----------------  ---------------
     Total revenues                                   4,430             3,765               15,964           14,263

Expenses:
  Provision for doubtful accounts                       700                16                  925              178
  Interest                                            1,775             2,294                8,077            8,271
  Debt related costs                                    294               305                1,063              904
  Selling, general, administrative                      649               684                2,475            3,221
                                           ----------------  ----------------     ----------------  ---------------
     Total expenses                                   3,418             3,299               12,540           12,574
                                           ----------------  ----------------     ----------------  ---------------
Income before taxes                                   1,012               466                3,424            1,689

Provision for income taxes                               13              (103)                 193               29
                                           ----------------  ----------------     ----------------  ---------------
Net income                                              999               569                3,231            1,660

Preferred stock dividends                               170               150                  731              527
                                           ----------------  ----------------     ----------------  ---------------
Net income after dividends                    $         829     $         419        $       2,500     $      1,133
                                           ================  ================     ================  ===============

Basic earnings per share                      $        0.05     $        0.04        $        0.22     $       0.12

Basic weighted average shares                    17,807,401         9,484,847           11,582,587        9,484,847

Diluted earnings per share                    $        0.04     $        0.02        $        0.15     $       0.07

Diluted weighted average shares                  20,622,181        17,012,708           17,913,902       17,012,708


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

                           Consolidated Balance Sheet

                                               December 31     December 31
                                                  1997            1996
                                                  ----            ----
Assets:
  Cash                                          $  4,621        $  4,037
  Receivables                                    122,250         102,772
  Deferred financing costs                         4,126           3,860
  Cash - restricted                                  855           1,129
  Deferred taxes                                   1,142             825
  Other assets                                       511             580
                                                --------        --------
     Total Assets                               $133,505        $113,203
                                                ========        ========

Liabilities & Stockholder's Equity:
  Accounts payable and other liabilities        $  1,462        $  2,391
  Recourse notes payable                          90,216          37,926
  Non-recourse notes payable                       6,154          41,500
  Notes payable                                    3,403           3,516
  Notes payable - related party                       --          23,803
  Stockholder's Equity                            32,270           4,067
                                                --------        --------

     Total Liabilities & Equity                 $133,505        $113,203
                                                ========        ========


      Through its wholly-owned subsidiary Resort Funding, Inc., the company specializes in financing the development of destination resorts in the timeshare industry, as well as the purchase of vacation ownership intervals purchased by consumers in timeshare resorts. The company currently finances approximately 35 different resorts in the United States, the Caribbean and Europe, with approximately $120 million of outstanding loans in the timeshare field.

Contact: Ben Cesare of Shandwick USA at (212) 420-8100 x 233


      NOTE TO INVESTORS: Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers of indebtedness, prepayments by developers, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.


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